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                                                                    EXHIBIT 99.1


         [LETTERHEAD OF RELIANCE ACCEPTANCE GROUP, INC. APPEARS HERE]


FOR IMMEDIATE RELEASE

            RELIANCE ACCEPTANCE SIGNS AGREEMENT WITH UGLY DUCKLING;
           AGREEMENT CONTEMPLATES CHAPTER 11 PLAN OF REORGANIZATION;
                   CHAPTER 11 FILING TAKES PLACE IN DELAWARE

San Antonio, TX, February 9, 1998 -- Reliance Acceptance Group, Inc. (Nasdaq:
RACC), announced today an agreement with Ugly Duckling Corporation (Nasdaq:
UGLY), supported by Reliance's senior lenders and certain other major creditors, that would entail servicing by UDC or an affiliate of the bulk of Reliance's sub-prime auto portfolio. The transaction would take place following confirmation of a Chapter 11 Plan of Reorganization for Reliance, the principal terms of which have been agreed to by Reliance, its senior bank lenders and certain of Reliance's other major creditors, subject to Reliance's receipt of higher and better offers. The Chapter 11 case has been filed today in United States Bankruptcy Court for the District of Delaware.

Under the Plan, proceeds from the servicing of the Reliance non-securitized portfolio, which is approximately $226 million at present, will go first to the senior lenders to pay off their revolving loan, including the approximately $184 million principal balance, then to other creditors and, under certain circumstances, to Reliance stockholders. The Plan also provides, under certain circumstances, for the sharing among Reliance stockholders and certain creditors of Reliance of proceeds potentially to be realized from, among other things, warrants to UDC common stock potentially to be issued to Reliance, under some conditions, in connection with the Plan.

Reliance is a specialized consumer finance company engaged in the business of servicing sales finance contracts in connection with the sale of used automobiles to persons who are unable to obtain financing through traditional sources. Ugly Duckling is a fully integrated used car sales and finance company that operates in select markets throughout the United States.

                                    -More-
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Reliance Acceptance Group
Add 1


The proposed transaction, which has been approved by both RACC's and UDC's Board of Directors, is conditioned upon the approval of the Bankruptcy Court and is subject to higher and better offers. The parties intend to consummate the transaction in the first half of 1998, following confirmation of Reliance's Chapter 11 Plan.

Under the terms of the agreement, upon confirmation of the Plan, UDC or an affiliate will service and collect Reliance's portfolio, other than Reliance's approximately $63 million securitized portfolio, which beginning February 1, 1998 is being serviced by a separate third party servicer. Reliance's senior lenders will remain in place during the collection of the receivables with a lending arrangement at reduced fees and interest rates.

UDC will receive the following: (1) a base servicing fee of 4% per annum, computed monthly, on the declining balance of the receivables portfolio, or a $15.00 per account monthly fee, whichever is greater, (2) the first $6 million (less UDC's up to $1.3 million in collections from the sale of Reliance's charged-off deficiency backup portfolio) of cash flow following satisfaction of the bank debt (including both principal and accrued interest) and 25% of cash flow thereafter, and (3) the first $1.3 million in collections from the sale of Reliance's existing charged-off deficiency balance portfolio.

In exchange for Ugly Duckling entering into the Servicing Agreement, Ugly Duckling will grant Reliance up to 150,000 privately issued warrants ("Warrants") to purchase shares of common stock, $.001 par value per share of Ugly Duckling. The Warrants will have a strike price of twelve dollars and 50/100 ($12.50) and will be subject to terms and conditions still to be negotiated. For every $1 million received by Ugly Duckling from its 25% cash flow participation, Reliance would receive 75,000 additional Warrants subject to similar terms and conditions as the original Warrants.

Reliance will shortly file its Plan of Reorganization along with a disclosure statement. The Plan will be submitted for approval of all affected constituencies, including stockholders, subject to compliance with customary bankruptcy rules. It is contemplated that NASDAQ will delist RACC's shares from trading, which means that quoted prices of such shares will no longer be available through the NASDAQ National Market System.

Some of the statements in this news release and attachments constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include among other things (a) general economic and business conditions affecting the Company, its dealer sources, and its borrowers, (b) the availability of funding and the cost thereof, (c) the adequacy of the dealer reserves and allowance for future credit losses, (d) the estimate of defaults with respect to sales finance contracts purchased by the Company, (e) competition from other similar lending companies, and (f) the impact of strategic decisions and transactions undertaken by the Company.

     For more information on Reliance Acceptance Group, Inc. via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code -- RACC.

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